EXECUTION COPY
2011 STOCKHOLDERS AGREEMENT
THIS STOCKHOLDERS AGREEMENT (this “Agreement”) is made as of January 9, 2011, by and among ALONY HETZ PROPERTIES & INVESTMENTS, LTD., an Israeli corporation (“Alony-Hetz”), A.H. Investments US LP (“Investments”) and A.H. Holding US Inc. (“Holding”), GAZIT-GLOBE LTD., an Israeli corporation (“Globe”). MGN (USA), INC., a Nevada corporation (''MGN”), GAZIT (1995), INC., a Nevada corporation (“Gazit”), and MGN America, LLC, a Delaware limited liability company (“America”). Alony-Hetz, Investments and Holding are together referred to herein as the “Investor.” Globe, MGN, Gazit and America are collectively referred to herein as the “Gazit-Globe Group.” The Investor and the Gazit-Globe Group are sometimes collectively referred to as the “Stockholders” and each individually as a “Stockholder.” Capitalized terms used herein are defined in Section 8 hereof.
In connection with the purchase by the Investor of shares of the common stock, par value $.01 per share of Equity One, Inc., a Maryland corporation (the “Corporation”), as well as warrants to purchase shares of Common Stock, the Corporation, Alony-Hetz, Globe, MGN and Gazit entered into a Stockholders Agreement, dated as of October 4, 2000, which was subsequently amended (as amended, the “Original Stockholders Agreement”).
The Original Stockholders Agreement, following extensions of the original term thereof as agreed upon by the parties hereto, would terminate as of the date hereof and the Stockholders desire to further extend such agreement subject to certain amendments, by entering into this Agreement such that the Investor and the Gazit-Globe Group will have certain rights and obligations relating to the Common Stock as set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:
1. Drag-Along Rights.
(a) In the event the Gazit-Globe Group intends to sell all of its Stockholder Shares in a bona fide arm’s length transaction with a third party, other than an open-market transaction, at a price per share equal to or greater than $25.00 (the “Minimum Price”), subject to adjustment as set forth in Section 1(d) below (the “Proposed Sale”), the Gazit-Globe Group shall deliver 15 Business Days prior written notice thereof to Investor (the “Proposed Sale Notice”). Investor shall vote for, consent to and raise no objections to or contest such Proposed Sale. If the Proposed Sale is structured as a merger or consolidation, Investor shall waive any dissenters rights, appraisal rights or similar rights in connection with such merger or consolidation; if the Proposed Sale is structured as a sale of stock, upon the request of the Gazit-Globe Group set forth in such notice, Investor shall (A) agree to sell all of its Stockholder Shares (or, if the Liberty Group exercises the Liberty Group Tag-Along (as such terms are defined below), the Investor agrees to sell all or a portion of its Stockholder Shares) and any Convertible Securities requested by the Gazit-Globe Group in accordance with Section 1(b) below, but subject to Section 1(c) below, and (B) execute such purchase agreement and other documents as may reasonably be requested by the Gazit-Globe Group. Investor shall take such other necessary or desirable actions in connection with the consummation of the Proposed Sale as may be reasonably requested by the Gazit-Globe Group.

(b) If the Investor owns any outstanding options, rights or warrants to subscribe for shares of common stock or any other securities convertible into or exchangeable for shares of Common Stock (such options, rights, warrants and securities are collectively referred to herein as “Convertible Securities”), then, upon the request of the Gazit-Globe Group set forth in the Proposed Sale Notice, such Convertible Securities shall be subject to Section 1(a) and the Investor shall be given the opportunity to either (A) convert or exercise such Convertible Securities prior to the consummation of the Proposed Sale or (B) receive in exchange for such Convertible Securities consideration equal to the amount determined by multiplying (1) the same amount of consideration per share received by holders of the Common Stock in connection with the Proposed Sale less the price per share payable in connection with the conversion or exercise of the Convertible Securities by (2) the number of shares of Common Stock to which the Investor is entitled upon conversion or exercise of such Convertible Securities.
(c) The obligations of the Investor with respect to the Proposed Sale are subject to the ownership at such time by the Gazit-Globe Group of an aggregate ownership interest in the Corporation equal to or greater than the ownership interest of the Investor at such time and, upon the consummation of the Proposed Sale, the receipt by the Investor, for each of its Investor Shares being sold the same form of consideration and the same amount of consideration as the Gazit-Globe Group receives for each of their Stockholder Shares being sold.
(d) In case (i) the outstanding shares of the Common Stock shall be subdivided into a greater number of shares, (ii) a dividend in Common Stock or other distribution in Common Stock shall be paid in respect of Common Stock, (iii) the outstanding shares of Common Stock shall be combined into a smaller number of shares thereof, or (iv) any shares of the Corporation’s capital stock are issued by reclassification of the Common Stock (including any reclassification upon a consolidation or merger in which the Corporation is the continuing corporation), the Minimum Price in effect immediately prior to such subdivision, combination or reclassification or at the record date of such dividend or distribution shall simultaneously with the effectiveness of such subdivision, combination or reclassification or immediately after the record date of such dividend or distribution shall be proportionately adjusted to reflect such subdivision, combination, reclassification, dividend in Common Stock or other distribution in Common Stock.
2. Tag-Along Rights.
(a) If any member (the “Selling Stockholder”) of the Gazit-Globe Group proposes to sell, other than pursuant to an open-market transaction or a de minimis transaction (involving less than 2% of the Corporation’s outstanding stock), any of its Stockholder Shares, it may only make such sale after complying with the provisions of this Section 2. First, the Selling Stockholder shall give to the Investor a notice (an “Offer Notice”) allowing the Investor to participate, with respect to a number of Investor Shares equal to the Tag-Along Amount (as defined below), upon the purchase by the proposed transferee of any shares of Common Stock owned by the Selling Stockholder and for the same per share consideration. The Investor shall have the right, for a period of 10 Business Days after the Offer Notice is given (the “Acceptance Period”), to accept such offer in whole or in part, exercisable by delivering a written notice (the “Acceptance Notice”) to the Selling Stockholder within the Acceptance Period, stating therein the number of shares of Common Stock (which may be the number of shares set forth in the Offer Notice or a portion thereof) to be sold by the Investor to the proposed transferee, provided however that the number of Common Shares that the Investor shall be entitled to sell shall not be greater than the Tag Along Amount. Prior to the earlier of (x) the end of the Acceptance Period or (y) the acceptance or rejection by the Investor of the Selling Stockholder’s offer, as the case may be, the Selling Stockholder shall not complete any sale of shares of Common Stock.

(b) For purposes of this Section 2, the “Tag-Along Amount” shall mean a number of Stockholder Shares determined on a pro-rata basis based upon the Gazit-Globe Group’s and the Investor’s respective relative ownership of Stockholder Shares vis-a-vis one another; provided, that, if pursuant to the Equityholders Agreement, dated as of May 23, 2010, by and among the Corporation, the Gazit-Globe Group, Silver Maple (2001), Inc., Ficus Inc., Capital Shopping Centres Group PLC and Liberty International Holdings Limited, as may be amended or restated from time to time (the “Liberty Equityholders Agreement”), any member of the Liberty Group (as defined in the Liberty Equityholders Agreement) exercises its tag-along rights with respect to shares of Common Stock (a “Liberty Group Tag-Along”), the calculation of the Tag-Along Amount shall be determined on a pro rata basis based upon the Gazit-Globe Group’s, the Investor’s and the Liberty Group’s respective aggregate Beneficial Ownership (as defined in Section 1.1 of the Liberty Equityholders Agreement as in effect on the date hereof) of Stockholder Shares. Notwithstanding the foregoing, in the event that both the Liberty Group and the Investor are participating in a sale by the Gazit-Globe Group and the Liberty Group’s relative Beneficial Ownership of Common Stock is less than the Investor’s, the reference to the Liberty Group’s “pro rata basis” in the preceding sentence shall be equal to the Investor’s “pro rata basis.”
(c) In the event that the Investor elects to participate in the sale set forth in the Offer Notice by delivering an Acceptance Notice during the Acceptance Period, then for a period of 120 days following the Acceptance Period the Selling Stockholder may sell its Stockholder Shares for consideration not less than 95% of the consideration stated in the Offer Notice, and on other terms no less favorable to the Selling Stockholder than those set forth in the Offer Notice; provided that the transferee shall simultaneously purchase the number of shares of Common Stock as calculated above from the Investor. In the event that the Investor does not elect to participate in the sale set forth in the Offer Notice, then for a period of 120 days following the Acceptance Period, the Selling Stockholder may sell the Stockholder Shares it proposed to sell in the Offer Notice for consideration not more than 105% of the consideration stated, and on other terms no more favorable to the Selling Stockholder than those set forth in the Offer Notice.
(d) To the extent the number of shares of Common Stock proposed to be sold by the Investor, if any, combined with the number proposed to be sold by the Selling Stockholder and, in the case of a Liberty Group Tag-Along, the Liberty Group exceed the number of shares the proposed transferee is willing to purchase (the “Maximum Purchase Amount”), then each of the Investor, the Selling Stockholder and, to the extent applicable, the Liberty Group, shall be entitled to sell out of the total number of shares of Common Stock being purchased by the purchaser such number of shares of Common Stock determined based on the proportionate number of shares it requested to sell in accordance with Section 2(b) with respect to the other parties selling shares of Common Stock to such purchaser in such transaction.
A proposed change in control of an affiliate of Globe that holds Stockholder Shares will be considered a sale of such Stockholder Shares (a “Deemed Gazit-Globe Sale”) that is subject to this Section 2, such that the Investor shall be entitled to sell Stockholder Shares as if Gazit-Globe Group had sold the Stockholder Shares held by the affiliate the control over which is to be changed. If such affiliate has assets and/or liabilities in addition to Stockholder Shares (such that the sale price of the interests in such affiliate may not be determinative of the sale price of the Stockholder Shares held by such affiliate), then the per share consideration applicable to the Deemed Gazit-Globe Sale for purposes of this Section 2 shall be as mutually agreed by the parties hereto in good faith; provided, that if the parties hereto are unable to agree on such per share consideration within 5 Business Days after the delivery of the Offer Notice, the per share consideration shall be determined by an independent investment bank mutually agreed upon by the parties hereto in good faith and the Acceptance Period shall be extended until 5 Business Days after the per share consideration is determined by such independent investment bank.

(e) The tag-along rights set forth in this Section 2 shall not apply to any shares of Common Stock pledged by any member of the Gazit-Globe Group as security for a bona fide loan (any such currently or future pledged shares, the “Pledged Shares”) that are foreclosed upon or sold by the lender with respect to such loan.
3. Right of First Offer.
(a) If at any time the Investor desires to sell any Stockholder Shares other than to an affiliate of the Investor that is or shall become a party to this Agreement, the Investor shall first deliver a written offer to Gazit-Globe (as a representative of the Gazit-Globe Group) (a “Shares Sale Offer Notice”). The Shares Sale Offer Notice shall disclose in reasonable detail the number of Stockholder Shares proposed to be sold (the “First Offered Stockholder Shares”), the price per Stockholder Share (the “Share Price”) and any other material terms and conditions relating to the proposed sale. For the avoidance of doubt, the Investor may not submit a Shares Sale Offer Notice unless it has a good faith intention of selling such First Offered Stockholder Shares to a third party in an arm’s length transaction. Notwithstanding the foregoing, the Investor shall not be obligated to sell all or any part of the First Offered Stockholder Shares to any party other than to the Gazit-Globe Group if the Gazit-Globe Group delivers a Shares First Offer Election (as defined in Section 3(b)) in accordance with Section 3(b).
(b) During the 5 Business Days following the date the Shares Sale Offer Notice is received by the Gazit-Globe Group (the “Shares Offer Period”), the Gazit-Globe Group may make an election to purchase all or a portion of the First Offered Stockholder Shares by delivering to the Investor a written notice of election to purchase the First Offered Stockholder Shares (such election, the “Shares First Offer Election” and the right to make such election, the “ROFO”). Such communication shall, when taken in conjunction with the Shares Sale Offer Notice, be deemed to constitute a valid, legally binding and enforceable agreement for the sale and purchase of such First Offered Stockholder Shares on the terms and conditions contained in the Shares Sale Offer Notice.
(c) In the event the Gazit-Globe Group elects to purchase all or a portion of the First Offered Stockholder Shares, sale of such First Offered Stockholder Shares to be sold to the Gazit-Globe Group pursuant to this Section 3 shall be made at the offices of Gazit-Globe as soon as reasonably practicable after delivery of the Shares First Offer Election to the Investor but in any event within 10 Business Days thereafter or such other place or date mutually agreed upon by the Investor and the Gazit-Globe Group. Such sales shall be effected by the Investor’s delivery to the Gazit-Globe Group of a certificate or certificates or other instrument evidencing the First Offered Stockholder Shares to be purchased, free of encumbrances, duly endorsed for transfer to the Gazit-Globe Group against payment in cash to the Investor of the Share Price times the number of First Offered Stockholder Shares purchased by the Gazit-Globe Group.
(d) If the Gazit-Globe Group fails to deliver a Shares First Offer Election during the Shares Offer Period, then the First Offered Stockholder Shares may be sold by the Investor at any time within 120 days after the termination of the Shares Offer Period to any other person; provided, that the purchase price for the First Offered Stockholder Shares shall equal at least 95% of the Share Price. Any First Offered Stockholder Shares not sold (x) within such 120-day period or (y) for a price equal to or greater than the Share Price shall continue to be subject to the ROFO.

(e) The ROFO provided for in this Section 3 shall not apply to sales or offers to sell by the Investor (i) to an affiliate of the Investor, (ii) pursuant to a tender offer, exchange offer, merger or other similar transaction approved or not opposed by the Corporation’s board of directors (the “Board of Directors”) or (iii) that, together with other sales of Stockholder Shares by the Investor during the 12 months prior to such sale, do not exceed 1% of the shares of Common Stock outstanding on a fully diluted basis and no Shares Sale Offer Notice, as applicable, need be delivered or provided to the Gazit-Globe Group in connection therewith.
(f) A proposed change in control of an affiliate of Alony-Hetz that holds Shares will be considered a sale of such Shares (a “Deemed Alony-Hetz Sale”) that is subject to this Section 3, such that the Gazit-Globe Group shall have a ROFO with respect to the Stockholder Shares held by the affiliate the control over which is to be changed. Notwithstanding Sections 3(a) to (c), if such affiliate has assets and/or liabilities in addition to Stockholder Shares (such that the sale price of the interests in such affiliate may not be determinative of the sale price of the Stockholder Shares held by such affiliate), then the Share Price applicable to the Deemed Alony-Hetz Sale for purposes of Section 3(d), in the event that the Gazit-Globe Globe does not exercise the ROFO, shall be as mutually agreed upon in good faith by the parties hereto; provided, that if the parties hereto are unable to agree on the Share Price within 5 business days, the Share Price shall be determined by an independent investment bank mutually agreed upon by the parties hereto in good faith.
4. Board of Directors:
(a) Until the Investor owns less than 3% of the Corporation’s total outstanding voting capital stock, on a fully-diluted basis for 90 consecutive days, each member of the Gazit-Globe Group hereby will vote all of its Stockholder Shares and any other voting securities of the Corporation over which such Stockholder has voting control in favor of one member of the Board of Directors who the Investor has designated as a nominee who it wishes to support (the “Investor Director’’), provided that such designee shall be reasonably acceptable to the Gazit-Globe Group. In the event that the Gazit-Globe Group determines that any such designee is not acceptable to it, the Gazit-Globe Group shall notify the Investor in writing of such determination, including the basis for such determination that such designee is not reasonably acceptable, and the Investor shall be entitled to designate a replacement nominee who shall be subject to approval by the Gazit-Globe Group as provided in this Section 4(a). Notwithstanding the above, Nathan Hetz, the General Manager, the Chief Financial Officer and the Vice President of Business Development of Alony-Hetz shall be deemed acceptable for purposes of this Section 4.
(b) So long as the members of the Gazit-Globe Group have complied with the provisions of this Section 4, the Investor (and its affiliates) will vote all of its Stockholder Shares of the Corporation for nominees to the Board of Directors as directed in writing by a representative of Gazit-Globe Group.
(c) To the extent the Investor loses the right to designate an Investor Director by failing to meet the ownership requirements set forth above, the Investor shall irrevocably lose the right to designate an Investor Director notwithstanding its later acquiring a sufficient interest to meet the ownership requirements.

5. Restrictions on Certain Actions. For any period during which (i) the Investor owns beneficially and/or of record 3% or more of the Corporation’s total outstanding voting capital stock, on a fully-diluted basis; and (ii) Gazit-Globe Group owns and/or controls, directly and/or indirectly through any of its members’ subsidiaries and/or through any agreements or undertakings made on its (or their) behalf by other stockholders of the Corporation (including the Investor), at least one-third (1/3) of the Common Stock entitled to vote at the Corporation’s stockholders meetings with respect to the election of the Corporation’s directors; the Investor may not, without the prior written consent of the Board of Directors:
(a) directly or indirectly seek, or permit any person over whom or which such Investor has control (a “Controlled Person”) to seek or encourage or assist any associate, partner or affiliate of the Investor to seek representation on the Board of Directors or otherwise seek to participate in or influence the Corporation’s management, management decisions, operating policies, or governing corporate instruments;
(b) instigate or join in any attempt to change the Corporation’s management, management decisions, operating policies, governing corporate instruments or conduct of its business and affairs;
(c) solicit or permit any Controlled Person to solicit, or encourage or assist any associate, partner or affiliate of the Investor to solicit proxies with respect to any shares of Common Stock or other securities of the Corporation entitled to vote generally for the election of directors or otherwise (“Voting Securities”) under any circumstance, or become a “participant”, or permit any Controlled Person, or encourage or assist any associate, partner or affiliate of the Investor to become a “participant”, in any “election contest” relating to the election of directors of the Corporation, changes in governing corporate instruments or otherwise (as such terms are used in Rule 14a-11 of Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”));
(d) deposit, or permit any Controlled Person, or encourage or assist any associate, partner or affiliate of the Investor to deposit, any Voting Securities in a voting trust or similar arrangement, or subject or permit any Controlled Person, or encourage or assist any associate, partner or affiliate of the Investor to subject any Voting Securities to a voting or similar agreement;
(e) take any action alone or in concert with any other person to acquire or affect the control of the Corporation or, directly or indirectly, participate in, or encourage the formation of, any group seeking to obtain or take control of the Corporation; or
(f) directly or indirectly seek to influence any of the Corporation’s contractual relationships, whether orally, in writing or otherwise (including, without limitation, the Corporation’s contractual relationships with its auditors, its investment bankers and its lenders).
6. Confidentiality. All materials and information obtained by any Stockholder pursuant to this Agreement or otherwise delivered by the Corporation to any Stockholder or by one Stockholder to any other Stockholder shall be kept confidential and shall not be disclosed to any third party except (a) as has become generally available to the public (other than through disclosure by such Stockholder in contravention of this Agreement), (b) to such Stockholder’s directors, officers, trustees, partners, employees, agents and professional consultants on a need to know basis, (c) to any other holder of Common Stock, (d) to any person or entity to which such Stockholder offers to sell or transfer any shares of Common Stock, provided, that the prospective transferee shall agree to be bound by the provisions of this Section 6, (e) in any report, statement, testimony or other submission to any governmental authority having or claiming to have jurisdiction over such Stockholder, or (f) in order to comply with any law, rule, regulation or order applicable to such Stockholder, or in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to such Stockholder in the course of any litigation, investigation or administrative proceeding. The Corporation shall be a third party beneficiary of this Agreement solely with respect to this Section 7, with the right to enforce the terms and conditions of this Section 7 directly against each Stockholder.
7. Conflicting Agreements. Each Stockholder represents that it has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement, and no holder of Stockholder Shares shall grant any proxy or become party to any voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement; provided, however, that the Investor acknowledges that the Gazit-Globe Group has entered into the Liberty Equityholders Agreement with the Liberty Group. No Stockholder shall act, for any reason, as a member of a group or in concert or enter into any agreement or arrangement with any other person in connection with the acquisition, disposition or voting of Stockholder Shares in any manner which is inconsistent with the provisions of this Agreement.
8. Definitions.
“Business Day” means any day on which banks are open for business in the city of New York.
“control” of an entity means the ability to appoint a majority of the board of directors or other governing body of such entity.
“Common Stock” means (i) the Corporation’s common stock, par value $.01 per share, and (ii) any securities issued or issuable with respect to the capital stock referred to in clause (i) above by way of stock dividends or stock splits or in connection with a combination of shares, recapitalization, merger, consolidation, or other reorganization.
“Investor Director” shall have the meaning set forth in Section 4 hereof.
“Investor Shares” means Stockholder Shares owned, from time to time, by Investor.
“Stockholder” shall have the meaning as set forth in the preamble and shall include their permitted successors and assigns.
“Stockholders” shall have the meaning as set forth in the preamble.
“Stockholder Shares” means any Common Stock purchased or otherwise acquired by any Stockholder, including without limitation, (i) any equity securities issued or issuable directly or indirectly with respect to the Common Stock by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization, (ii) any shares of Common Stock issued pursuant to the exercise of any convertible securities, and (iii) any other shares of any class or series of capital stock of the Corporation held by a Stockholder.
9. Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective unless such modification, amendment, termination or waiver is approved in writing by each of the parties to this Agreement. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

10. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
11. Entire Agreement. Except as set forth in the Original Stockholders Agreement, with respect to the period prior to the execution of this Agreement, or otherwise expressly set forth herein, this document embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. For the avoidance of doubt, this Agreement shall not limit or otherwise modify any obligations of the Corporation to the Investor under the Subscription Agreement between the Investor and the Corporation dated as of October 4, 2000.
12. Successors and Assigns; Transfers of Interests in Subsidiaries; Assignment of Rights.
(a) Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party hereto without the prior consent of the other parties, provided, however, that (i) any party hereto (an “Assignor”) may assign its rights and obligations hereunder to another party (an “Assignee”) that is controlled by or under common control with the Assignor; provided, that the Assignee agree in writing to be subject to the terms and conditions of this Agreement to which the Assignor was subject and the definition of “Gazit-Globe Group” or “Investor,” as applicable, shall be modified to include such Assignee therein and (ii)(A) the Gazit-Globe Group or any member thereof may assign this Agreement in connection with the pledge of any Pledged Shares to a lender that acquires or pledges Pledged Shares that represent (as of the date of such assignment) 20% or more of the outstanding shares of the Common Stock (a “Control Block”), and (B) upon any subsequent sale of the Pledged Shares following a foreclosure, the rights of the Gazit-Globe Group, or any member thereof, under this Agreement may be assigned to any entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) that acquires a Control Block. Notwithstanding the foregoing, in the event that this Agreement is assigned in accordance with clause (ii) above, Section 1(a) hereof shall be deemed to be amended by adding the words “the higher of: (i) the average closing price of the five (5) trading days preceding the date on which Gazit-Globe Group provides the notice to the Investor as stated below and (ii)” immediately prior to the word “$25.00”.
(b) Except in the case of an assignment in accordance with clause (ii) of Section 12(a), in the event that any party hereto shall cease to be controlled by either Globe or Alony-Hetz, the rights and obligations of such party under this Agreement shall terminate and the Stockholder Shares owned by such party shall no longer be considered owned by the Gazit-Globe Group or the Investor, as applicable, for purposes of this Agreement.

(c) This Agreement shall bind and inure to the benefit of and be enforceable by the Stockholders and the respective successors and permitted assigns of each of them, so long as they hold Stockholder Shares.
13. Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.
14. Remedies. The parties hereto shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Investor and any member of the Gazit-Globe Group may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.
15. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) to any recipient at the address indicated on the signature page hereto, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when delivered personally, three Business Days after deposit in the U.S. mail and one Business Day after deposit with a reputable overnight courier service.
16. Governing Law; Consent to Jurisdiction. This Agreement will be construed and interpreted in accordance with and governed by the laws of the State of Florida. Investor and each member of the Gazit-Globe Group hereby irrevocably submits to the exclusive jurisdiction of the state or federal courts located in Dade County, Florida in connection with any suit, action or other proceeding arising out of or relating to this Agreement and the transactions contemplated hereby, and hereby agree not to assert, by way of motion, as a defense, or otherwise in any such suit, action or proceeding that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced by such courts.
17. Agent for Service of Process. The Investor has appointed Carter, Ledyard & Milburn, attention Steven J. Glusband, Esq., with an address at: c/o Carter, Ledyard & Milburn, 2 Wall Street, New York, New York 10005, as its authorized agent in the United States upon which process may be served in any suit or proceeding related to or arising out of the transactions and agreements contemplated herein and in the Subscription Agreement, and agrees that service of process upon such agent, and written notice of said service to the Investor by the person serving the same to the address provided below shall be deemed in every respect effective service of process upon the Investor in any such suit or proceeding. The Investor further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect for a period of ten years from the date of this Agreement.
18. Representatives.
(a) Any decisions, consents, agreements, notices or communications required in connection with this Agreement by any member of the Gazit-Globe Group shall be made, written or delivered by its representative, Globe, and the Investor shall be entitled to rely on the decisions, consents, agreements, notices or communications from Globe without further action from any other member of the Gazit-Globe Group.

(b) Any decisions, consents, agreements, notices or communications required in connection with this Agreement by the Investor shall be made, written or delivered by its representative, Alony-Hetz and the Gazit-Globe Group shall be entitled to rely on the decisions, consents, agreements, notices or communications from Alony-Hetz without further action from Investments and Holding.
19. Termination.
(a) The provisions of this Agreement shall terminate automatically on the earliest of (i) the 90th consecutive day on which the Investor owns less than 3% of the Corporation’s total outstanding voting capital stock, on a fully-diluted basis, (ii) the 90th consecutive day on which the Gazit-Globe Group (or, for the avoidance of doubt, any of its permitted assignees pursuant to section 12 above) owns directly, and/or indirectly through any of its members’ subsidiaries, less than 20% of the Corporation’s total outstanding voting capital stock, on a fully diluted basis and (iii) the tenth anniversary of the date of this Agreement.
(b) The Gazit-Globe Group may terminate this Agreement by written notice to the Investor within 60 days after a change in the “Control” (which, when used in this Agreement, shall mean “Control” as defined in Section 1 of The Securities Law, 1968, of the State of Israel) of Alony-Hetz from the Control of Alony-Hetz as of the date of this Agreement.
The Gazit-Globe Group agrees that, if it is notified in advance of a proposed change in Control of Alony-Hetz, which notice will include the name of the new person to possess Control over Alony-Hetz (the “Investor Control Notice”), it will provide the Investor, within 10 Business Days of receipt of the Investor Control Notice, with an irrevocable notice as to whether or not it would terminate this Agreement pursuant to this sub-section (b).
(c) The Investor may terminate this Agreement by written notice to Globe within 60 days after a change in the Control of Globe from the Control of Globe as of the date of this Agreement.
The Investor agrees that, if it is notified in advance of a proposed change in Control of Globe, which notice will include the name of the new person to possess Control over Globe (the “Gazit-Globe Control Notice”), it will provide Globe, within 10 Business Days of its receipt of the Gazit-Globe Control Notice, with an irrevocable notice as to whether or not it would terminate this Agreement pursuant to this sub-section (c).
* * * *
(signatures on following page)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written

ALONY HETZ PROPERTIES AND INVESTMENTS LIMITED
By:	/s/ Nathan Hetz
	Name:	Nathan Hetz
	Title:	CEO
	Address:	7 Jabotinski St.,
Ramat-Gan 52520 Israel

By:	/s/ Aviram Wertheim
	Name:	Aviram Wertheim
	Title:	Chairman of Board

AH INVESTMENTS US, L.P.
By:	/s/ Steven J. Glusband
	Name:	Steven J. Glusband
	Title:	Authorized Signatory
	Address:	7 Jabotinski St.,
Ramat-Gan 52520 Israel

AH HOLDINGS US, INC.
By:	/s/ Nathan Hetz
	Name:	Nathan Hetz
	Title:	Authorized Signatory
	Address:	7 Jabotinski St.,
Ramat-Gan 52520 Israel

GAZIT-GLOBE, LTD.
By:	/s/ Earl Ballan
	Name:	Earl Ballan
	Title:	Executive Vice President & General Counsel

By:	/s/ Varda Zuntz
	Name:	Varda Zuntz
	Title:	Corporate Secretary

	Address:	1696 NE Miami Gardens Dr.,
North Miami Beach, FL 33179

MGN (USA) INC.
By:	/s/ Chaim Katzman
	Name:	Chaim Katzman
	Title:	President

By:	/s/ Sean Kanov
	Name:	Sean Kanov
	Title:	Controller

	Address:	1696 NE Miami Gardens Dr.,
North Miami Beach, FL 33179

GAZIT (1995), INC.
By:	/s/ Chaim Katzman
	Name:	Chaim Katzman
	Title:	President

By:	/s/ Sean Kanov
	Name:	Sean Kanov
	Title:	Controller

	Address:	1696 NE Miami Gardens Dr.,
North Miami Beach, FL 33179

MGN AMERICA, LLC
By:	/s/ Chaim Katzman
	Name:	Chaim Katzman
	Title:	President

By:	/s/ Sean Kanov
	Name:	Sean Kanov
	Title:	controller

	Address:	1696 NE Miami Gardens Dr.
N. Miami Beach, FL 33179